Exhibit 10.6

Employment contract

Shelley Margetson

The undersigned:

Merus B.V., located at Padualaan 8, 3584 CH Utrecht, duly represented by Mr. T. Logtenberg, in the position of General Director, hereinafter referred to as “The Employer”.

and

Shelley Margetson, born on October 15, 1970 address: XXXXXXXXXXXXX, hereinafter referred to as “The Employee”

have agreed as follows:

Article 1 Commencement of employment, position, nature and place of work

The employee shall, with effect from October 1, 2010 commence employment in the position Chief Financial Officer (CFO) and member of the management team.

‘The CFO provides both operational and programmatic support to the organization and is the chief financial spokesperson for the organization. The CFO reports directly to the CEO and directly assists the COO on all strategic matters as they relate to budget management, cost benefit analysis, forecasting needs and the securing of new funding. The CFO attends Board of Directors meetings provides financial updates to the Board members on a monthly basis. The CFO is responsible for all matters related to Human Resources’.

This position is carried out at or from the establishment at Padualaan 8, 3584 CH Utrecht.

Article 2 Duration

This employment contract is for an indefinite period.

Article 3 Probationary period

The probationary period is two months. During the probationary period, both Employer as well as the employee may immediately terminate the employment at any time.

Article 4 Termination

Outside the probationary period both Employer and The employee are authorized to terminate the employment contract prematurely in writing with due observance of the statutory notice periods. The employment contract may be terminated only at the end of each calendar month.

Article 5 Salary

The employee’s gross salary, excluding holiday pay, is € 8,420.00 per month for full-time employment at the time of commencement of employment (€ 6,736 at 80% appointment). The payment of salary will take place no later than the last day of the month.

Article 6 Occupational disability benefits

The employee is entitled to payment of 100% of the last earned salary from the first day of occupational disability during the first year and 70% of their last earned salary during the second year.

Article 7 Work week, working hours and overtime

The work week is 32 hours per week (80% appointment). The working hours will be established by the Employer in consultation with the employee.

The employee is reasonably required to comply with a request of the Employer to work overtime without overtime compensation.

Article 8 Travel and holiday pay

The employee is entitled to 24 vacation days per calendar year with full pay. The holidays are taken upon consultation with Employer.

As a rule, holidays are to be taken up in the year to which they relate. In the year of commencement of employment, the number of holiday days is 6.

The employee is entitled to a holiday allowance of 8% of gross salary. The supplementary holiday pay is calculated over the period between June 1 and May 31. The supplementary holiday pay is paid one time in the month of May.

With interim commencement or termination of employment, the supplementary holiday pay is calculated in proportion to the number of months the employee is employed.

Article 9 Work and business rules of Merus B.V.

Employee declares to be aware of, and agree to the applicable Employer’s labor and operation rules. The employee receives a copy of these labor and operation rules upon commencement of employment.

Article 10 Applicable Personnel guide

The Personnel Guide enclosed is applicable to this employment contract (Annex I). General conditions included in this Personnel Guide apply to all Employees of Merus B.V. The Personnel Guide is an integrated part of this employment contract and is made available to be the employee upon employment commencement. The provisions contained in the Personnel guide apply to this employment contract to the extent that is not expressly deviated from.

Employer reserves the right to make changes to the provisions contained in the Personnel Guide.

Article 11 Employee Pension scheme

An employee pension scheme is arranged. (Annex II)

Exceptional provisions

Article 12 Confidentiality clause

During, and 5 years after termination of the employment contract, the employee is required to maintain confidentiality regarding everything that was known to him about the company and its clients and whose’ confidentiality the employer can reasonably respect.

For any non-compliance or violation of the above provisions the employee forfeits a fine of €50,000.00 to the Employer and a fine of € 1,000.00 for each day of the violation. The penalty will be payable by the mere fact of non-compliance or violation, but without prejudice to the right of the employer to claim full compensation. The fine is payable directly to the employer and extends benefits him, which deviates from the provisions of Article 7: 650 DCC paragraph 3-5.

Article 13 Relationship clause

The employee has been banned for 12 months after termination of the employment contract to perform work for or on behalf of the employer relationships that exist at the time of termination of this employment contract and activities which are undertaken in comparable area or otherwise compete with the activities of the employer.

This provision does not apply if a worker has obtained prior written approval for it from the Employer, with or without (the provision of) certain conditions.

For each violation of the above provisions, the employee forfeits a fine of € 10,000.00 to the Employer and a fine of € 1,000.00 for each day of the violation. The penalty will be payable by the mere fact of non-compliance or violation, but without prejudice to the right of the employer to claim full compensation. The fine is payable directly to the employer and extends benefits him, which deviates from the provisions of Article 7: 650 DCC paragraph 3-5.

Article 14 Prohibition of outside activities

The employee will not perform work during this employment contract for another employer or client. The employee will also directly and indirectly refrain from doing business on their own account.

This provision does not apply if the worker has obtained prior written approval of the Employer, with or without the provision of certain conditions.

For each violation of the above provisions, the employee forfeits a fine of € 5,000.00 to the Employer and a fine of € 1,000.00 for each day of the violation. The penalty will be payable by the mere fact of non-compliance or violation, but without prejudice to the right of the employer to claim full compensation. The fine is payable directly to the employer and extends benefits him, which deviates from the provisions of Article 7: 650 DCC paragraph 3-5.

Additional provisions

Article 15 Rights to intellectual property

All rights to intellectual property, including but not limited to patent rights, design rights, copyrights, trademark rights and knowledge arise during and after the termination of the employment of or resulting from work or activities performed by The employee for the Employer, belong or will exclusively belong to The Employer as a whole.

If, based on legal agreements, the said intellectual property rights are not granted to the Employer immediately, the employee then bears the rights to the Employer.

In so far as the aforementioned intellectual property rights cannot be transferred to the Employer, then the Employee grants the employer hereby, without any payment obligations of the Employer, an exclusive, all-embracing and permanent license to apply those rights in the broadest possible manner. If, despite what has been agreed above, personal rights to the intellectual property mentioned in clause 1 are granted to the employee and in so far as the law permits, then The employee waives this or all of his / her personal rights, including the right that he / she has to use his/her name as a result of the Copyright Act 1912.

The employee will unhesitatingly notify all results, inventions, information and intellectual property rights arising from his / her work mastery and/or which are relevant in every possible way for the creation, protection or enforcement of intellectual property rights to the Employer.

As long as the labor contract and the supplementary provisions are in force, the employee will perform all actions, everywhere in the world, that are required to register or apply for intellectual property rights in the name of Employer.

If the employee is unable or is incapable to follow up the promised cooperation in the above paragraphs 2 and 6, the employee hereby grants Employer an irrevocable authorization to represent him / her regarding the allocation (assignment), and registration of the intellectual property which is referred to in paragraph 2 and 6.

The employee acknowledges and finds that his / her salary does provide reasonable compensation for the loss of intellectual and industrial property as referred to in the employment and statutory provisions.

Article 16 Travel expenses

The employee is entitled to reimbursement of travel expenses by public transport on the basis of second class when the home address is more than 15 km from the location of Merus. Travel other than living / work travel that are incurred due to work activities for Merus B.V. are separately reimbursed after declaring the expenses incurred by the employee. Reimbursement for travel expenses will be paid monthly along with the salary.

Article 17 Reimbursement of mobile phone

The employee is entitled to a mobile phone (‘smartphone’) and full compensation of a mobile telephone subscription. The nature of the subscription will be decided in consultation with the CEO. The cost of the subscription will be directly paid by Merus.

Article 18 Compensation for Study

Reimbursement of study costs related to work for Merus will be fully reimbursed by the Employer. If the employment contract between employer and the employee is terminated within 2 years after completion of the course, then the employee will pay 50% of the tuition back.

Article 19 Removal costs

When moving to a location within a radius of 15 kilometers from the place of establishment of Merus, the employee is entitled to a single allowance for the removal expenses of 1,500.00 Euro.

Article 20 Government Measures

Government measures which require a different course of action than what has been agreed to in this contract, including a change in tax rules, will be observed and do not require any compensation from the employer on any other basis.

Article 21 Revision clause

The Employer reserves the right to change the employment contract unilaterally if he has such an overriding interest that the interest of the employee, which is affected by change, must yield based on norms of reasonableness and fairness thereto.

Article 22 Final provision

This contract and all subsequent agreements between the parties are subject to Dutch law.

Annexes pertaining to this Contract:

I.	Personnel Guide of Merus B.V.
II.	Shelley Margetson pension

Thus agreed upon, drawn up in duplicate and signed on September 14, 2010 in Utrecht.

Signature of Employer:	Signature of employee:

/s/ T. Logtenberg	/s/ S. Margetson
T. Logtenberg Managing Director	Shelley Margetson

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